SUB-ITEM 77C

The sole shareholder of each of MFS Lifetime 2015 Fund, MFS Lifetime 2025 Fund, MFS Lifetime 2035 Fund, MFS Lifetime 2045 Fund, and MFS Lifetime 2055 Fund (each a "Fund"), each a series of MFS Series Trust XII (the "Trust"), took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on November 1, 2012, to approve the following matters:

1.       That Messrs. Robert  E.  Butler,  David  H.  Gunning, William R. Gutow,
            Michael Hegarty, John P. Kavanaugh, J. Dale Sherratt, Robert W. Uek, and Robert J. Manning, and Mses. Maureen R. Goldfarb, and Laurie J. Thomsen, be, and each hereby is, elected as Trustee, to hold office in accordance with the Declaration of Trust.

2.       The terms of the Investment Advisory Agreement, dated November  1 2012, by and between the Trust and Massachusetts Financial Services Company, be, and they hereby are, ratified, confirmed and approved;

3.       That the selection of Ernst & Young LLP, independent registered  public accounting firm, by the Board of Trustees of the Fund, pursuant to and subject to provisions of Section 32(a) of the 1940 Act, as the independent registered public accounting firm of the Fund, to certify every financial statement relating to the Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by the Fund in respect of all or any part of the fiscal year ending April 30, 2013;

4.       That in exercise of their business judgment  made in the best interests of shareholders of each class of shares of the Fund, the terms of the Master Distribution Plan, be and they hereby are ratified, confirmed and approved.